Exhibit 4.74

1. Shipbroker N/A	BIMCO STANDARD BAREBOAT CHARTER CODE NAME: "BARECON 2001"	BIMCO PART I
2. Place and date VALLETTA, MALTA 19th November 2018
3. Owners/Place of business (Cl. 1)
PLIADES OWNING COMPANY LIMITED
Trust Company Complex Ajeltake Road, Ajeltake Island, Majuro, MH96960 Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands

4. Bareboat Charterer/Place of Business (Cl. 1) LUCINA MARINE INC Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960 Marshall Islands
5. Vessel’s name, call sign and flag (Cl. 1 and 3) PINK SANDS Call Sign: 9HA4125 Flag: Malta IMO: 9724647
6. Type of Vessel Bulk Carrier	7. GT/NT 107665/66786
8. When/Where built 2016- YANGZI XINFU S.B. CO., LTD, CHINA	9. Total DWT (abt.) in metric tons on summer freeboard 208.931 MT
10. Classification Society (Cl. 3) American Bureau of Shipping or any other Classification Society	11. Date of last special survey by the Vessel’s classification society N/A
12. Further particulars of Vessel (also indicate minimum number of months’ validity of class certificates agreed acc. to Cl. 3) Length :294.42 Breadth: 50.00 Depth: 24.90
13. Port or Place of delivery (Cl. 3) Worldwide at Owners' option	14. Time for delivery (Cl. 4) 15 November -15 December 2018	15. Cancelling date (Cl. 5) 15 December 2018
16. Port or Place of redelivery (Cl. 15) N/A	17. No. of months’ validity of trading and class certificates upon redelivery (Cl. 15) N/A
18. Running days’ notice if other than stated in Cl. 4 N/A	19. Frequency of dry-docking (Cl. 10(g)) In accordance with Classification Society or Flag State requirements
20. Trading Limits (Cl. 6) WORLDWIDE WITHIN INSTITUTE WARRANTY LIMITS
21. Charter period (Cl. 2) See Clause 33	22. Charter hire (Cl. 11) See Clause 34
23. New class and other safety requirements (state percentage of Vessel’s insurance value acc. to Box 29)(Cl. 10(a)(ii)) N/A
24. Rate of interest payable acc. to Cl. 11(f) and, if applicable, acc. to PART IV See Clause 34	25. Currency and method of payment (Cl. 11) Dollars/Bank Transfer
This document is a computer generated BARECON 2001 form printed by authority of BIMCO.  Any insertion or deletion to the form must be clearly visible.  In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply.  BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and this computer generated document.

“BARECON 2001” STANDARD BAREBOAT CHARTER
PART I
26. Place of payment; also state beneficiary and bank account (Cl. 11) Such account as the Owners may notify the Charterers from time to time	27. Bank guarantee/bond (sum and place)(Cl. 24)(optional) N/A
28. Mortgage(s), if any (state whether 12(a) or (b) applies; if 12(b) applies state date of Financial Instrument and name of Mortgagee(s)/Place of business)(Cl. 12)
First priority statutory Mortgage in favour of KFW IPEX- BANK GmbH of Germany and Second priority statutory Mortgage in favour of DEKABANK Deutsche Girozentrale

29. Insurance (hull and machinery and war risks)(state value acc. to Cl. 13(f) or, if applicable, acc. to Cl. 14(k))(also state if Cl. 14 applies) See Clause 13
30. Additional insurance cover, if any, for Owners’ account limited to (Cl. 13(b) or, if applicable, Cl. 14(g)) See Clause 13	31. Additional insurance cover, if any, for Charterers’ account limited to (Cl. 13(b) or, if applicable, Cl. 14(g)) See Clause 13
32. Latent defects (only to be filled in if period other than stated in Cl. 3) N/A	33. Brokerage commission and to whom payable (Cl. 27) N/A
34. Grace period (state number of clear banking dates)(Cl. 28) Three (3) Business Days	35. Dispute Resolution (state 30(a), 30(b) or 30(c); if 30(c) agreed Place of Arbitration must be stated (Cl. 30) 30(a)
36. War cancellation (indicate countries agreed)(Cl. 26(f)) N/A
37. Newbuilding Vessel (indicate with ”yes” or “no” whether PART III applies)(optional) No, Part lll does not apply	38. Name and place of Builders (only to be filled in if PART III applies) N/A
39. Vessel’s Yard Building No. (only to be filled in if PART III applies) N/A	40. Date of Building Contract (only to be filled in if PART III applies) N/A
41. Liquidated damages and costs shall accrue to (state party acc. to Cl. 1) a) N/A b) N/A c) N/A
42. Hire/Purchase agreement (indicate with “yes” or “no” whether PART IV applies)(optional) No, Part IV does not apply	43. Bareboat Charter Registry (indicate “yes” or “no” whether PART V applies)(optional) No, Part V does not apply
44. Flag and Country of the Bareboat Charter Registry (only to be filled in if PART V applies) N/A	45. Country of the Underlying Registry (only to be filled in if PART V applies) N/A
46. Number of additional clauses covering special provisions, if agreed Clause 32 to Clause 42

PREAMBLE - It is mutually agreed that this Contract shall be performed subject to the conditions contained in this Charter which shall Include PART I and PART II. In the event of a conflict of conditions, the provisions of PART I shall prevail over those of PART II to the extent of such conflict but no further. It Is further mutually agreed that PART III and/or PART IV and/or PART V shall only apply and only form part of this Charter If expressly agreed and stated in Boxes 37, 42 and 43. If PART III and/or PART IV and/or PART V apply, it Is further agreed that In the event of a conflict of conditions, the provisions of PART l and PART II shall prevail over those of PART III and/or PART IV and/or PART V to the extent of such conflict but no further.

Signature (Owners) /s/ Dimitrios Glynos By: Dimitrios Glynos Title: Attorney-in-fact	Signature (Charterers) /s/ Dimitrios Dreliozis By: Dimitrios Dreliozis Title: Attorney-in-fact

This document is a computer generated BARECON 2001 form printed by authority of BIMCO.  Any insertion or deletion to the form must be clearly visible.  In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply.  BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and this computer generated document.

PART II
"BARECON 2001" Standard Bareboat Charter
1.	Definitions See also Clause 32
In this Charter, the following terms shall have the meaning hereby assigned to them: “The Owners” shall mean the party identified in Box 3; “The Charterers” shall mean the party identified in Box 4; “The Vessel” shall mean the vessel named in Box 5 and with particulars as stated in Boxes 6 to 12.
~~“Financial Instrument” means the mortgage, deed of covenant or other such financial security instrument as annexed to this Charter and stated in Box 28.~~
2.	Charter Period
In consideration of the hire detailed in Box 22, the Owners have agreed to let and the Charterers have agreed to hire the Vessel for the period stated in Box 21 ~~(“The Charter Period”)~~. See also Clause 33
3.	Delivery
(not applicable when Part III applies, as indicated in Box 37)
(a) The Owners shall before and at the time of delivery exercise due diligence to make the Vessel seaworthy And in every respect ready in hull, machinery and equipment for service under this Charter.
The Vessel shall be delivered by the Owners and taken over by the Charterers at the port or place indicated in Box 13 ~~in such ready safe berth as the Charterers may direct.~~
(b) The Vessel shall be property documented on delivery in accordance with the laws of the F~~f~~lag State indicated in Box 5 and the requirements of the C~~c~~lassification S~~s~~ociety stated in Box 10.  The Vessel upon delivery shall have her survey cycles up to date and trading and class certificated valid for at least the number of months agreed in Box 12.
(c)  The delivery of the Vessel by the Owners and the taking over of the Vessel by the Charterers shall constitute a full performance by the Owners of all the Owners’ obligations under this Clause 3, and thereafter the Charterers shall not be entitled to make or assert any claim against the Owners on account of any conditions, representations or warranties expressed or implied with respect to the Vessel ~~but the Owners shall be liable for the cost of but not the time for repairs or renewals occasioned by latent defects in the Vessel, her machinery or appurtenances, existing at the time of delivery under this Charter, provided such defects have manifested themselves within twelve (12) months after delivery unless otherwise provided in Box 32.~~
4.	Time for Delivery
(not applicable when Part III applies, as indicated in Box 37)
The Vessel shall not be delivered before the date indicated in Box 14, without Charterers’ consent and the Owners shall exercise due diligence to deliver the Vessel not later than the date indicated in Box 15.  Unless otherwise agreed in Box 18, the Owners shall give the Charterers not less than (30) running days’ preliminary and not less than fourteen (14) running days’ definite notice of the date on which the Vessel is expected to be ready for delivery.
The Owners shall keep the Charterers closely advised of possible changes in the Vessel’s position.
5.	Cancelling
(not applicable when Part III applies, as indicated in Box 37)
(a) Should the Vessel not be delivered latest by the cancelling date indicated in Box 15, the Charterers shall have the option of cancelling this Charter by giving the Owners notice of cancellation within thirty-six (36) running hours after the cancelling date stated in Box 15, failing which this Charter shall remain in full force and effect.
(b) If it appears that the Vessel will be delayed be on the canceling date, the Owners may, as soon as they are in position to state with a reasonable certainty the date on which the Vessel should be ready, give notice thereof to the Charterers asking whether they will exercise their opinion of cancelling, and the options must then be declared with in one hundred and sixty-eight (168) running hours of the receipt by the Charterers of such notice or within thirty-six (36) running hours after the cancelling date, whichever is the earlier.  If the Charterers do not then exercise their option of cancelling, the seventh day after the readiness date stated in the Owners’ notice shall be substituted for the cancelling date indicated in Box 15 for the purpose of this Clause 5.
(c) Cancellation under this Clause 5 shall be without prejudice to any claim the Charterers may otherwise have on the Owners under this charter.
6.	Trading Restrictions.
The Vessel Shall be employed in lawful trades for the carriage of suitable lawful merchandise within the trading limits indicated in Box 20. The Charterers undertake not to employ the Vessel or suffer the Vessel to be employed otherwise than in conformity with the terms of the contracts of insurance (including any warranties expressed or implied therein) without first obtaining the consent of the insurers to such employment and complying with such requirements as to extra premium or otherwise as the insurers may prescribe.
The Charterers also undertake not to employ the Vessel or suffer her employment in any trade or business which is for bidden by the law of any country to which the Vessel me sail or is otherwise illicit or in carrying illicit or prohibited goods or in any manner whatsoever which may render her liable to condemnation, destruction, seizure or confiscation.
Notwithstanding any other provisions contained in this Charter it is agreed that nuclear fuels or radioactive products or waste are specifically excluded from the cargo permitted to be loaded or carried under this Charter. This exclusion does not apply to radio-isotopes used or intended to be used for any industrial, commercial, agricultural, medical or scientific purposes provided the Owners’ prior approval has been obtained to loading thereof.
7.	Surveys on Delivery and Redelivery
(not applicable when Part III applies, as indicated in Box 37)
~~The Owners and Charterers shall each appoint surveyors for the purpose of determining and agreeing in writing the condition of the Vessel at the time of delivery and redelivery hereunder. The Owners shall bear all expenses of the On hire Survey including loss of time, if any, and the Charterers shall bear all expenses of the Off hire Survey including loss of time, if any, at the daily equivalent to the rate of hire or pro rata thereof.~~
8.  Inspection
The Owners shall have the right at any time after giving a reasonable notice to the Charterers to inspect or survey the Vessel or instruct a duly authorised surveyor to carry out such survey on their behalf:-
(a) to ascertain the condition of the Vessel and satisfy themselves that the Vessel is being properly repaired and maintained. The costs and fees of such inspection or survey shall be paid to the Owners unless the Vessel is found to require repairs or maintenance in order to achieve the condition so provided;
(b) in dry-dock if the Charterers have not dry-docked Her in accordance with Clause 10(g). The costs and fees for such inspection or survey shall be paid by the Charterers; and
(c) for any other commercial reason they consider necessary (provided it does not unduly interfere with the commercial operation of the Vessel). The costs and fees for such inspection and survey shall be paid by the Charterers ~~Owners~~.
All time used in respect of inspection, survey or repairs
This document is a computer generated BARECON 2001 form printed by authority of BIMCO.  Any insertion or deletion to the form must be clearly visible.  In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply.  BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and this computer generated document.

PART II
"BARECON 2001" Standard Bareboat Charter
shall be for the Charterers accounts and form part of the Charter Period.
The Charterers shall also permit the Owners to inspect the Vessel’s log books whenever requested and shall whenever required by the Owners furnish them with full information regarding any casualties or other accidents or damage to the Vessel.
The Charterers shall provide such necessary assistance to the Owners, their representatives or agents in respect of any inspection hereunder.
9. Inventories, Oil and Stories
~~A complete inventory of the Vessel’s entire equipment, outfit including spare parts, appliances and of all consumables stores on board the Vessel shall be made by the Charterers in conjunction with the Owners on delivery and again on redelivery of the Vessel. The Charterers and the Owners, respectively, shall at the time of delivery and redelivery take over and pay for all bunkers, lubricating oil, unbroached provisions, paints, ropes and other consumable stores (excluding spare parts) in the said Vessel at the then current market prices at the ports of delivery and redelivery, respectively. The Charterers shall ensure that all spare parts listed in the inventory and used during the Charter Period are replaced at their expense prior to redelivery of the Vessel.~~ The Charterers shall at the time of delivery take over and pay for all bunkers and lubricating oil’s in the Vessels as evidenced by invoices.
10. Maintenance and Operation
(a)(i) Maintenance and Repairs - During the Charter Period the vessel shall be in the full possession and the absolute disposal for all purposes of the Charterers and under their complete control in every respect. The Charterers shall maintain the Vessel, her machinery, boilers, appurtenances and spare parts in a good state of repair, in efficient operating condition and in accordance with good commercial maintenance practice and, except as provided for in Clause 14(I), if applicable, at their own expense they shall at all times keep the Vessel’s Class fully up to date with the Classification Society indicated in Box 10 and maintain all of the necessary certificates in force at all times.
(ii) New Class and Other Safety Requirements - In the event of any improvements, structural changes or new equipment becoming necessary for the new continued operation of the Vessel by reason of new class requirements or by compulsory legislation ~~costing (excluding the Charterers’ loss of time) more than the percentage stated in~~ Box 23~~, or if~~ Box 23 ~~is left blank, 5 per cent. of the Vessel’s insurance value as stated in Box 29, then the extent, if any, to which the rate of hire shall be varied and the ratio in which the cost of compliance shall be shared between the parties concerned in order to achieve a reasonable distribution thereof as between the Owners and the Charterers having regard, inter alia, to the length of the period remaining under this Charter shall, in the absence of agreement, be referred to the dispute resolution method agreed and Clause 30.~~, the Charterers shall ensure that the same are compiled with and the time and costs of compliance shall be for the Charterers account.
(iii) Financial Security – The Charterers shall maintain financial security or responsibility in respect of third party liabilities as required by any government, including federal, state or municipal or other division or authority thereof, to enable the Vessel, without penalty or charge, lawfully to enter, remain at, or leave any port, place, territorial or contiguous waters of any country, state or municipality in performance of this Charter without any delay.  This obligation shall apply whether or not such requirements have been lawfully imposed by such government or division or authority thereof.
The Charterers shall make and maintain all arrangements by bond or otherwise as may be necessary to satisfy such requirements at the Charterers’ sole expense and the Charterers shall indemnify the Owners against all consequences whatsoever (including loss of time) for any failure or inability to do so.
(b) Operation of the Vessel – The Charterers shall at their own expense and by their own procurement man, victual, navigate, operate, supply, fuel and, whenever required, repair the Vessel during the Charter Period and they shall pay all charges and expenses of every kind and nature whatsoever incidental to their use and operation of the Vessel under this Charter, including annual F~~f~~lag State fees and any foreign general municipality and/or state taxes.  The Master, officers and crew of the Vessel shall be the servants of the Charterers for all purposes whatsoever, even if for any reason appointed by the Owners.
Charterers shall comply with the regulations regarding officers and crew in force in the country of the Vessel’s flag or any other applicable law.
(c) The Charterers shall keep the Owners and the M~~m~~ortgagee(s) advised of the intended employment, planned dry-docking and major repairs of the Vessel, as reasonably requested~~required~~.
(d) Flag and Name of Vessel – During the Charter Period, the Charterers shall have the liberty to paint the Vessel in their own colours, install and display their funnel insignia and fly their own flag (with all fees, costs and expenses arising in relation thereto for the Charterers account).  The Charterers shall also have the liberty, with the Owner’s and the Mortgagees’ consent, which shall not be unreasonably withheld, to change the flag and/or the name of the Vessel during the Charter Period.  Any ~~pP~~ainting and re-painting, instalment and re-instalment, registration and re-registration, ~~if required by the Owners~~, shall be at the Charterers’ expense and time.  If the Flag State requires the Owners to establish a physical presence or office in the jurisdiction of such Flag State, all fees, costs and expenses payable by the Owners to establish and maintain such physical presence or office shall be for the account of the Charterers.
(e) Changes to the Vessel – Subject to Clause 10(a)(ii), the Charterers shall make no structural changes in the Vessel or changes in the machinery, boilers, appurtenance or spare parts thereof without in each instance first securing the Owners’ and Mortgagees’ approval thereof. ~~If the Owners so agree, the Charterers shall, if the Owners so require, restore the Vessel to its former condition before the termination of this Charter.~~
(f) Use of the Vessel’s Outfit, Equipment and Appliances – The Charterers shall have the use of all outfit, equipment, and appliances on board the Vessel at the time of delivery, provided the same or their substantial equivalent shall be returned to the Owners on redelivery in the same good order and condition as when received, ordinary wear and tear expected.  The Charterers shall from time to time during the Charter Period replace such items of equipment as shall be so damaged or worn as to be unfit for use.  The Charterers are to procure that all repairs to or replacement of any damaged, worn or lost parts or equipment be effected in such manner (both as regards workmanship and quality of materials) as not to diminish the value of the Vessel.  Title of any equipment so replaced shall vest in and remain with the Owners.  The Charterers have the right to fit additional equipment at their expense and risk (provided that no permanent structural damage is caused to the Vessel by reason of such installation) and ~~but~~ the Charterers
This document is a computer generated BARECON 2001 form printed by authority of BIMCO.  Any insertion or deletion to the form must be clearly visible.  In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply.  BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and this computer generated document.

PART II
"BARECON 2001" Standard Bareboat Charter
shall, at their expense, remove such equipment and make good any damage caused by the fitting or removal of such additional equipment before the Vessel is redelivered to the Owners pursuant to Clause 28 ~~at the end of the period~~ if requested by the Owners.  Any equipment including radio equipment on hire on the Vessel at time of delivery shall be kept and maintained by the Charterers and the Charterers shall assume the obligations and liabilities of the Owners under any lease contracts in connection therewith and shall reimburse the Owners for all expenses incurred in connection therewith, also for any new equipment required in order to comply with ratio regulations.
(g) Periodical Dry-Docking – The Charterers shall dry-dock the Vessel and clean and paint her underwater parts whenever the same may be necessary, but not less than once during the period stated in Box 19, ~~or, if Box 19 has been left blank, every sixty (60) calendar months after delivery of such other period as may be required by the Classification Society of flag State.~~
11. Hire See Clause 34
~~(a) The Charterers shall pay hire due to the Owners punctually in accordance with the terms of this Charter in respect of which lime shall be of the essence~~.
~~(b) The Charterers shall pay to the Owners for the hire of the Vessel a lump sum in the amount indicated in Box 22 which shall be payable not later than every thirty (30) running days in advance, the first lump sum being payable on the date and hour of the Vessel's delivery to the Charterers. Mire shall be paid continuously throughout the Charter Period.~~
~~(c) Payment of hire shall be made in cash without discount in the currency and in the manner indicated in Box 25 and at the place mentioned in Box 26.~~
~~(d) final payment of hire, if for a period of less than thirty (30) running days, shall be calculated proportionally according to the number of days and hours remaining before redelivery and advance payment to be effected accordingly.~~
~~(e) Should the Vessel be lost or missing, hire shall cease from the date and time when she was lost or last heard of. The date upon which the Vessel is to be treated as lost or missing shall be ten (10) days after the Vessel was last reported or when the Vessel is posted as missing by Lloyd's, whichever occurs first. Any hire paid in advance to be adjusted accordingly.~~
~~(f) Any delay in payment of hire shall entitle the Owners to interest at the rate per annum as agreed in Box 24.- If Box 24 has not been filled in, the three months Interbank offered rate in London (LIBOR or its successor) for the currency stated in Box 25, as quoted by the British Bankers' Association (BBA) on the date when the hire fell due, increased by 2 per cent., shall apply.~~
~~(g)  Payment of interest due under sub clause 11 (f) shall be made within seven (7) running days of the date of the Owners' invoice specifying the amount payable or, in the absence of an invoice, at the time of the next hire payment date.~~
12.	Mortgage See also Clause 35
(only to apply if Box 28 has been appropriately filled in)
~~*)~~
~~(a) The Owners warrant that they have not effected any mortgage(s) of the Vessel and that they shall not effect any mortgage(s) without the prior consent of the Charterers, which shall not be unreasonably withheld.~~

*)
(b) The Vessel chartered under this Charter is financed by a mortgage according to the Financial Instruments. The Charterers undertake to comply, and provide such information and documents reasonably required to enable the Owners to comply, with all such instructions or directions in regard to the employment, insurances, operation, repairs and maintenance of the Vessel as laid down in the Financial Instruments or as may be directed from time to time during the currency of the Charter by the M~~m~~ortgagee(s) in conformity with the Financial Instruments. The Charterers confirm that, for this purpose, they have acquainted themselves with all relevant terms, conditions and provisions of the Financial Instruments and agree to acknowledge this in writing in any form that may be reasonably required by the M~~m~~ortgagee(s). The Owners warrant that in Box 28~~. and that they shall not agree to any amendment of the mortgage(s) referred to in Box 28 or effect any other mortgage(s) without the prior consent of the Charterers, which shall not be unreasonably withheld.~~

*)	(Optional, Clauses 12(a) and 12(b) are alternatives; indicate alternative agreed in Box 28).
13.	Insurance and Repairs
(a) During the Charter Period the Vessel shall be kept insured by the Charterers at their expense in accordance with the requirements set out in the Facility Agreements. ~~against hull and machinery, war and Protection and Indemnity risks (and any risks against which it is compulsory to insure for the operation of the Vessel, including maintaining financial security in accordance with sub clause 10(a)(iii)) in such form as the Owners shall in writing approve, which approval shall not be un reasonably withheld~~. Such insurances stated in this Clause 13 shall be arranged by the Charterers- to protect the interests of both the Owners and the Charterers and the ~~m~~Mortgagees~~(s) (if any), and The Charterers shall be at liberty to protect under such insurances the interests of any managers they may appoint~~. Insurance policies shall cover the Owners, and the Charterers and the Mortgagees according to their respective interests.
Subject to the provisions of the Financial Instruments, ~~if~~ a~~ny~~, and the agreed loss payable clauses, and the approval of the Owners and the insurers, the Charterers shall effect all insured repairs and shall undertake settlement and reimbursement from the insurers of all costs in connection with such repairs as well as insured charges, expenses and liabilities to the extent of coverage under the insurances herein provided for.
The Charterers also to remain responsible for and to effect repairs and settlement of costs and expenses incurred thereby in respect of all other repairs not covered by the insurances and/or not exceeding any possible franchise(s) or deductibles provided for in the insurances.
All time used for repairs under the provisions of sub-clause 13(a) ~~and for repairs of latent defects according to Clause 3(c) above~~, including any deviation, shall be for the Charterers' account.
(b) ~~If the conditions of the above insurances permit additional insurance to be placed by the parties, such cover shall be limited to the amount for each party set out in~~ Box 30 ~~and~~ Box 31~~, respectively.~~ The Owners or the Charterers as the case may be shall immediately furnish the other party with particulars of any additional insurance effected, including copies of any cover notes or policies and the written consent of the insurers of any such required insurance in any case where the consent of such insurers is necessary.
(c)  The Charterers shall upon the request of the Owners, provide information and promptly execute such documents as may be reasonably required to enable the Owners to comply with the insurance provisions of the Financial instruments.
(d) Subject to the provisions of the Financial lnstru-
This document is computer generate BARECON 2001 form printed by authority of BIMCO.  Any insertion or deletion to the form must be clearly visible.  In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply.  BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and this computer generated document.

PART II
"BARECON 2001" Standard Bareboat Charter
ments, ~~if any~~, should the Vessel become a ~~an actual, constructive, compromised or agreed~~ T~~t~~otal L~~l~~oss ~~under the insurances required under sub clause 13(a)~~, all insurance payments for such loss shall be paid to the Lenders In accordance with the agreed loss payable clauses ~~Owners who shall distribute the moneys between the Owners and the Charterers according to their respective interests~~. and any amount In excess of all of the amounts owning and secured under the Facility Agreements in relation to the Vessel shall be paid to the Charterers. The Charterers undertake to notify the Owners and the M~~m~~ortgageeSs~~(s), if any~~, of any occurrences in consequence of which the Vessel is likely to become a T~~t~~otal L~~l~~oss as defined in this Clause.
(e) The Owners shall upon the request of the Charterers, promptly execute such documents as may be required to enable the Charterers to abandon the Vessel to insurers and claim a constructive total loss.
(f) For the purpose of insurance coverage against hull and machinery and war risks under the provisions of sub-clause 13(a). the value of the Vessel is the sum indicated in the Financial Instruments of the Facility Agreements. ~~Box 29.~~
~~14.~~	~~Insurance, Repairs and Classifications.~~
~~(Optional, only to apply if expressly agreed and stated in Box 29, in which event Clause 13 shall be considered deleted).~~
~~(a) During the Charter Period the Vessel shall be kept insured by the Owners at their expense against hull and machinery and war risks under the form of policy or  policies attached hereto. The Owners and/or insurers shall not have any right of recovery or subrogation against the Charterers on account of loss of or any damage to the Vessel or her machinery or appurtenances covered by such insurance, or on account of payments made to discharge claims against or liabilities of the Vessel or the Owners covered by such insurance.~~
~~Insurance policies shall cover the Owners and the Charterers according to their respective interests.~~
~~(b) During the Charter Period the Vessel shall be kept insured by the Charterers at their expense against Protection and Indemnity risks (and any risks against which it is compulsory to insure for the operation of the Vessel, including maintaining financial security in accordance with sub clause 10(a)(iii) such form as the Owners shall in writing approve which approval shall not be unreasonably withheld.~~
~~(c) In the event that any act or negligence of the Charterers shall vitiate any of the insurance herein provided, the Charterers shall pay to the Owners all losses and indemnify the Owners against all claims and demands which would otherwise have been covered by such insurance.~~
~~(d) The Charterers shall, subject to the approval of the Owners or Owners' Underwriters, effect all insured repairs, and the Charterers shall undertake settlement of all miscellaneous expenses in connection with such repairs as well as all insured charges, expenses and liabilities, to the extent of coverage under the insurances provided for under the provisions of sub clause 14(a). The Charterers to be secured reimbursement through the Owners' Underwriters for such expenditures upon presentation of accounts.~~
~~(e) The Charterers to remain responsible for and to effect repairs and settlement of costs and expenses incurred thereby in respect of all other repairs not covered by the insurances and/or not exceeding any possible franchise(s) or deductibles provided for in the insurances.~~
~~(f) All time used for repairs under the provisions of sub-clause 14(d) and 14(e) and for repairs of latent defects according to~~ Clause 3 ~~above, including any deviation, shall be for the Charterers' account and shall form part of the Charter Period.~~
~~The Owners shall not be responsible for any expenses as are incident to the use and operation of the Vessel for such time as may be required to make such repairs.~~
~~(g) If the conditions of the above insurances permit additional insurance to be placed by the parties such cover shall be limited to the amount for each party set out in~~ Box 30 ~~and~~ Box 31~~, respectively. The Owners or the Charterers as the case may be shall immediately furnish the other party with particulars of any additional insurance effected, including copies of any cover notes or policies and the written consent of the insurers of any such required insurance in any case where the consent of such insurers is necessary.~~
~~(h) Should the Vessel become an actual, constructive, compromised or agreed total loss under the insurances required under sub clause 14(a). all insurance payments for such loss shall be paid to the Owners, who shall distribute the moneys between themselves and the Charterers according to their respective interests.~~
~~(i) If the Vessel becomes an actual, constructive, compromised or agreed total loss under the insurances arranged by the Owners in accordance with sub clause 14(a), this Charter shall terminate as of the date of such loss.~~
~~(j) The Charterers shall upon the request of the Owners, promptly execute such documents as may be required to enable the Owners to abandon the Vessel to the insurers and claim a constructive total loss.~~
~~(k) For the purpose of insurance coverage against hull and machinery and war risks under the provisions of sub-clause 14(a), the value of the Vessel is the sum indicated in Box 20.~~
~~(l) Notwithstanding anything contained in sub clause 10(a), it is agreed that under the provisions of Clause 14, if applicable, the Owners shall keep the Vessel's Class fully up to date with the Classification Society indicated in Box 10 and maintain all other necessary certificates in force at all times.~~
15. Redelivery
~~At the expiration of the Charter Period the Vessel shall be redelivered by the Charterers to the Owners at a safe and ice free port or place as indicated in Box 16, in such ready safe berth as the Owners may direct. The Charterers shall give the Owners not less than thirty (30) running days' preliminary notice of expected date, range of ports of redelivery or port or place of redelivery and not less than fourteen (14) running days' definite notice of expected date and port or place of redelivery.~~
~~Any changes thereafter in the Vessel's position shall be notified immediately to the Owners.~~
~~The Charterers warrant that they will not permit the Vessel lo commence a voyage (including any preceding ballast voyage) which cannot reasonably be expected to be completed in time to allow redelivery of the Vessel within the Charter Period. Notwithstanding the above, should the Charterers fail to redeliver the Vessel within The Charter Period, the Charterers shall pay the daily equivalent to the rate of hire stated in Box 22 plus 10 per cent. or to the market rate, whichever is the higher, for the number of days by which the Charter Period is exceeded. All other terms, conditions and provisions of this Charter shall continue to apply.~~
~~Subject to the provisions of Clause 10, the Vessel shall be redelivered to the Owners in the same or as good structure, state, condition and class as that in which she was delivered, fair wear and tear not affecting class expected.~~
~~The Vessel upon redelivery shall have her survey cycles up to date and trading and class certificates valid for at least the number of months agreed in Box 17.~~
16. Non-Lien
The Charterers will not suffer, nor permit to be continued,
This document is a computer generated BARECON 2001 form printed by authority of BIMCO.  Any insertion or deletion to the form must be clearly visible.  In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply.  BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and this computer generated document.

PART II
"BARECON 2001" Standard Bareboat Charter
any lien or encumbrance incurred by them or their agents, which might have priority over the title and interest of the Owners in the Vessel. The Charterers further agree to fasten to the Vessel in a conspicuous place and to keep so fastened during the Charter Period a notice reading as follows:
"This Vessel is the property of (name of Owners). It is under charter to (name of Charterers) and by the terms of the Charter Party neither the Charterers nor the Master have any right, power or authority to create, incur or permit to be imposed on the Vessel any lien whatsoever~~.~~" and a notice required by the Mortgagee as set out in clause 22.5 of the KFW and DEKA Facility Agreement.
17.	Indemnity
(a) The Charterers shall indemnify the Owners against any loss, damage or expense incurred by the Owners arising out of or in relation to the operation of the Vessel by the Charterers, and against any lien of whatsoever nature arising out of an event occurring during the Charter Period. If the Vessel be arrested or otherwise detained by reason of claims or liens arising out of her operation hereunder by the Charterers, the Charterers shall at their own expense take all reasonable steps to secure that within a reasonable time the Vessel is released, including the provision of bail.
Without prejudice to the generality of the foregoing, the Charterers agree to indemnify the Owners against all consequences or liabilities arising from the Master, officers or agents signing Bills of Lading or other documents.
(b) If the Vessel be arrested or otherwise detained by reason of a claim or claims against the Owners, the Owners shall at their own expense take all reasonable steps to secure that within a reasonable time the Vessel is released, including the provision of bail.
In such circumstances the Owners shall indemnify the Charterers against any loss, damage or expense incurred by the Charterers (including hire paid under this Charter) as a direct consequence of such arrest or detention.
18.	Lien
The Owners to have a lien upon all cargoes, sub-hires and sub-freights belonging or due to the Charterers or any sub-charterers and any Bill of Lading freight for all claims under this Charter, and the Charterers to have a lien on the Vessel for all moneys paid in advance and not earned.
19.	Salvage
Subject to the provisions of the Financial Instruments, a~~A~~ll salvage and towage performed by the Vessel shall be for the Charterers' benefit and the cost of repairing damage occasioned thereby shall be borne by the Charterers.
20.	Wreck Removal
In the event of the Vessel becoming a wreck or obstruction to navigation the Charterers shall indemnify the Owners against any sums whatsoever which the Owners shall become liable to pay and shall pay in consequence of the Vessel becoming a wreck or obstruction to navigation.
21.	General Average
The Owners shall not contribute to General Average.
22.	Assignment, Sub-Charter and Sale
(a) The Charterers shall not assign this Charter nor sub-charter the Vessel on a bareboat basis except with the prior consent in writing of the Owners and the Mortgagees., ~~which shall not be unreasonably withheld, and subject to such terms and conditions as the Owners shall approve.~~
~~(b) The Owners shall not sell the Vessel during the currency of this Charter. except with the prior written consent of the Charterers, which shall not be unreasonably withheld, and subject to the buyer accepting an assignment of this Charter.~~
23.	Contracts of Carriage
*)
(a) The Charterers are to procure that all documents issued during the Charter Period evidencing the terms and conditions agreed in respect of carriage of goods shall contain a paramount clause incorporating any legislation relating to carrier's liability for cargo compulsorily applicable in the trade; if no such legislation exists, the documents shall incorporate the Hague-Visby Rules. The documents shall also contain the New Jason Clause and the Both-to-Blame Collision Clause.

~~*)~~
~~(b) The Charterers are to procure that all passenger tickets issued during the Charter Period for the carriage of passengers and their luggage under this Charter shall contain a paramount clause incorporating any legislation relating to carrier's liability for passengers and their luggage compulsorily applicable in the trade; if no such legislation exists, the passenger tickets shall incorporate the Athens Convention Relating to the Carriage of Passengers and their Luggage by Sea, 1974, and any protocol thereto.~~

~~)*~~	~~Delete as applicable~~
~~24.~~	~~Bank Guarantee~~
~~(Optional, only to apply if Box 27 is filled)~~
~~The Charterers undertake to furnish, before delivery of the Vessel, a first class bank guarantee or bond in the sum and at the place as indicated in Box 27 as guarantee for full performance of their obligations under this Charter.~~
25.	Requisition/Acquisition
(a)  Subject to the provisions of the Financial Instruments, i~~I~~n the event of the Requisition for Hire of the Vessel by any governmental or other competent authority (hereinafter referred to as "Requisition for Hire") irrespective of the date during the Charter Period when "Requisition for Hire" may occur and irrespective of the length thereof and whether or not it be for an indefinite or a limited period of time, and irrespective of whether it may or will remain in force for the remainder of the Charter Period, this Charter shall not be deemed thereby or thereupon to be frustrated or otherwise terminated and the Charterers shall continue to pay the stipulated hire in the manner provided by this Charter until the time when the Charter would have terminated pursuant to any of the provisions hereof always provided however that if all hire has been paid by the Charterers hereunder then in the event of "Requisition for Hire" any Requisition Hire or compensation is received or receivable by the Owners, the same shall be payable to the Charterers during the remainder of the Charter Period or the period of the "Requisition for Hire" whichever be the shorter.
~~(b) In the event of the Owners being deprived of their ownership in the Vessel by any Compulsory Acquisition of the Vessel or requisition for title by any governmental or other competent authority (hereinafter referred to as "Compulsory Acquisition"), then, irrespective of the date during the Charter Period when "Compulsory Acquisition" may occur, this Charter shall be deemed terminated as of the date of such "Compulsory Acquisition". In such event Charter Hire to be considered as earned and to be paid up to the date and time of such "Compulsory Acquisition."~~
26.	War
(a) Subject to the provisions of the Financial Instruments, f~~F~~or the purpose of this Clause, the words "War
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PART II
"BARECON 2001" Standard Bareboat Charter
Risks" shall include any war (whether actual or threatened), act of war, civil war, hostilities, revolution, rebellion, civil commotion, warlike operations, the laying of mines (whether actual or reported), acts of piracy, acts of terrorists, acts of hostility or malicious damage, blockades (whether imposed against all vessels or imposed selectively against vessels of certain flags or imposed selectively against vessels of certain flags or ownership, or against certain cargoes or crews or otherwise howsoever), by any person, body, terrorist or political group, or the Government of any state whatsoever, which may be dangerous or are likely to be or to become dangerous to the Vessel, her cargo, crew or other persons on board the Vessel.
(b) The Vessel, unless the War Risks Insurers written consent ~~of the Owners~~ be first obtained, shall not continue to or go through any port, place, area or zone (whether of land or sea), or any waterway or canal, where it reasonably appears that the Vessel, her cargo, crew or other persons on board the Vessel, in the reasonable judgement of the Owners, may be, or are likely to be, exposed to War Risks. Should the Vessel be within any such place as aforesaid, which only becomes dangerous, or is likely to be or to become dangerous, after her entry into it, the Owners shall have the right to require the Vessel to leave such area.
(bb) In the event of hostilities in any part of the world (whether war is declared or not), the Charterers shall not cause or permit the Vessel to enter or trade to any zone which is declared a war zone by any Government or by the Vessel's war risks insurers until the prior written notice to war risks insurers has been given and the Charterers have obtained the consent of the insurers to such employment and comply with such requirements as to extra premium or otherwise as the insurers may prescribe or have effected any special, additional or modified insurance cover which the Owners may require.
(c) The Vessel shall not load contraband cargo, or to pass through any blockade, whether such blockade be imposed on all vessels, or is imposed selectively in any way whatsoever against vessels of certain flags or ownership, or against certain cargoes or crews or otherwise howsoever, or to proceed to an area where she shall be subject, or is likely to be subject to a belligerent's right of search and/or confiscation.
~~(d) if the insurers of the war risks insurance, when Clause 14 is applicable, should require payment of premiums and/or calls because, pursuant to the Charterers' orders, the Vessel is within, or is due to enter and remain within, any area or areas which are specified by such insurers as being subject to additional premiums because of War Risks, then such premiums and/or calls shall be reimbursed by the Charterers to the Owners at the same time as the next payment of hire is due.~~
(e) The Charterers shall have the liberty:
(i)
to comply with all orders, directions, recommendations or advice as to departure, arrival, routes, sailing in convoy, ports of call, stoppages, destinations, discharge of cargo, delivery, or in any other way whatsoever, which are given by the Government of the Nation under whose flag the Vessel sails, or any other Government, body or group whatsoever acting with the power to compel compliance with their orders or directions;

(ii)	to comply with the orders, directions or recommendations of any war risks underwriters who have the authority to give the same under the terms of the war risks insurance;
(iii)
to comply with the terms of any resolution of the Security Council of the United Nations, any directives of the European Community, the effective orders of any other Supranational body which has the right to issue and give the same, and with national laws aimed at enforcing the same to which the Owners are subject, and to obey the orders and directions of those who are charged with their enforcement.

(f) In the event of outbreak of war ~~(whether there be a declaration of war or not) (i) between any two or more of the following countries: the United States of America; Russia; the United Kingdom; France; and the People's Republic of China, (ii) between any two or more of the countries stated in~~ Box 36~~, both the Owners and the Charterers shall have the right to cancel this Charter, whereupon the Charterers shall redeliver the Vessel to the Owners in accordance with~~ Clause 15~~, if the Vessel has cargo on board after discharge thereof at destination, or if debarred under this Clause from reaching or entering it at a near, open and safe port as directed by the Owners, or if the Vessel then is or if at sea at a near, open and safe port as directed by the Owners.  In all cases~~ hire shall continue to be paid in accordance with Clause 34 ~~Clause 11~~ and ~~except as aforesaid all~~ other provisions of this Charter shall apply. ~~until redelivery.~~
~~27.~~	~~Commission~~
~~The Owners to pay a commission at the rate indicated in Box 33 to the Brokers, named in Box 33 on any hire paid under the Charter. If no rate is indicated in Box 33, the commission to be paid by the Owners shall cover the actual expenses of the Brokers and a reasonable fee for their work.~~
~~If the full hire is not paid owing to breach of the Charter by either of the parties the party liable therefor shall indemnify the Brokers against their loss of commission. Should the parties agree to cancel the Charter, the Owners shall indemnify the Brokers against any loss of commission but in such case the commission shall not exceed the brokerage on one year's hire.~~
28.	Termination
(a) Charterers' Default
The Owners shall be entitled to withdraw the Vessel from the service of the Charterers and terminate the Charter with immediate effect by written notice to the Charterers if:
(i)
the Charterers fail to pay hire in accordance with Clause 34 ~~Clause 11~~. However, where this is a failure to make punctual payment of hire due to oversight, Charterers or their bankers, the Owners shall give the Charterers written notice of the number of clear banking days stated in Box 34 (as recognised at the agreed place of payment) in which to rectify the failure, and when so rectified within such number of days following the Owners' notice, the payment shall stand as regular and punctual. Failure by the Charterers to pay hire within the number of days stated in Box 34 of their receiving the Owners' notice as provided herein, shall entitle the Owners to withdraw the Vessel from the service of the Charterers and terminate the Charter without further notice;

(ii)	the Charterers fail to comply with the requirements of:
(1) Clause 6 (Trading Restrictions)
(2) Clause 13(a) (Insurance and Repairs) provided that the Owners shall have the option, by written notice to the Charterers, to give the Charterers a specified number of days grace within which to rectify the failure without prejudice to the Owners' right to withdraw and terminate under this Clause if the Charterers fail to comply with such notice;
(iii)	the Charterers fail to rectify any failure to comply with the requirements of sub-clause 10(a)(i) (Maintenance and Repairs) as soon as practically
This document is a computer generated BARECON 2001 form printed by authority of BIMCO.  Any insertion or deletion to the form must be clearly visible.  In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply.  BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and this computer generated document.

PART II
"BARECON 2001" Standard Bareboat Charter
possible after the Owners have requested them in writing so to do and in any event so that the Vessel's insurance cover is not prejudiced.
(b)	Owners' Default
If the Owners shall by any act or omission be in breach of their obligations under this Charter to the extent that the Charterers are deprived of the use of the Vessel and such breach continues for a period of fourteen (14) running days after written notice thereof has been given by the Charterers to the Owners, the Charterers shall be entitled to terminate this Charter with immediate effect by written notice to the Owners.
(c) Loss of Vessel
This Charter shall be deemed to be terminated if the Vessel becomes a total loss or is declared as a constructive or compromised or arranged total loss. For the purpose of this sub-clause, the Vessel shall not be deemed to be lost unless she has either become an actual total loss or agreement has been reached with her underwriters in respect of her constructive, compromised or arranged total loss or if such agreement with her underwriters is not reached it is adjudged by a competent tribunal that a constructive loss of the Vessel has occurred.
(d) Either party shall be entitled to terminate this Charter with immediate effect by written notice to the other party in the event of an order being made or resolution passed for the winding up, dissolution, liquidation or bankruptcy of the other party (otherwise than for the purpose of reconstruction or amalgamation) or if a receiver is appointed, or if it suspends payment, ceases to carry on business or makes any special arrangement or composition with its creditors.
(e) The termination of this Charter shall be without prejudice to all rights accrued due between the parties prior to the date of termination and to any claim that either party might have.
29.	Repossession
In the event of the termination of this Charter in accordance with the applicable provisions of Clause 28, the Owners shall have the right to repossess the Vessel from the Charterers at her current or next port of call, or at a port or place convenient to them without hindrance or interference by the Charterers, courts or local authorities. Pending physical repossession of the Vessel in accordance with this Clause 29, the Charterers shall hold the Vessel as gratuitous bailee only to the Owners and the Charterers shall procure that the master and the crew follow the orders and directions of the Owner~~s~~.
The Owners shall arrange for an authorised representative to board the Vessel as soon as reasonably practicable following the termination of the Charter. The Vessel shall be deemed to be repossessed by the Owners from the Charterers upon the boarding of the Vessel by the Owners' representative. All arrangements and expenses relating to the settling of wages, disembarkation and repatriation of the Charterers' Master, officers and crew shall be the sole responsibility of the Charterers.
30.	Dispute Resolution
*)
(a) This Charter and any non-contractual obligations arising out of or in connection with it ~~Contract~~ shall be governed by and construed in accordance with English law and any dispute arising out of or in connection with this Charter ~~Contract~~ shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Clause.

The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced.
The reference shall be to three arbitrators. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within 14 calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the 14 days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the 14 days specified, the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on both parties as if he had been appointed by agreement.
Nothing herein shall prevent the parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.
In cases where neither the claim nor any counterclaim exceeds the sum of US$50,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced. The language or any arbitration proceedings shall be in English.
~~*)~~
~~(b) This Contract shall be governed by and construed in accordance with Title 9 of the United States Code and the Maritime Law of the United States and any dispute arising out of or in connection with this Contract shall be referred to three persons at New York, one to be appointed by each of the parties hereto, and the third by the two so chosen; their decision or that of any two of them shall be final, and for the purposes of enforcing any award, judgement may be entered on an award by any court of competent jurisdiction. The proceedings shall be conducted in accordance with the rules of the Society of Maritime Arbitrators, Inc.~~

~~In cases where neither the claim nor any counterclaim exceeds the sum of US$50,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the Shortened Arbitrators, Inc. current at the time when the arbitration proceedings are commenced.~~
~~*)~~
~~(c) This Contract shall be governed and construed in accordance with the laws of the pace mutually agreed by the parties and any dispute arising out of or in connection with this Contract shall be referred to arbitration at a mutually agreed place, subject to the procedures applicable there.~~

~~(d) Notwithstanding (a), (b) or (c) above, the parties may agree at any time to refer to mediation any difference and/or dispute arising out of or in connection with this Contract.~~
~~In the case of a dispute in respect of which arbitration has been commenced under (a), (b) or (c) above, the following shall apply:~~
~~(i)~~
~~Either party may at any time and from time to time elect to refer the dispute or part of the dispute to mediation by service on the other party of a written notice (the "Mediation Notice") calling on the other party to agree to mediation.~~

~~(ii)~~
~~The other party shall thereupon within 14 calendar days of receipt of the Mediation Notice confirm that they agree to mediation, in which case the parties shall thereafter agree a mediator within a further 14 calendar days, failing which on the application of either party a mediator will be appointed promptly by the Arbitration Tribunal ("the Tribunal") or such person as the Tribunal may designate for that purpose. The mediation shall be conducted in such place and in accordance with such procedure and~~

This document is a computer generated BARECON 2001 form printed by authority of BIMCO.  Any insertion or deletion to the form must be clearly visible.  In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply.  BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and this computer generated document.

PART II
"BARECON 2001" Standard Bareboat Charter
~~on such terms as the parties may agree or, in the event of disagreement, as may be set by the mediator.~~
~~(iii)~~
~~If the other party does not agree to mediate, that fact may be brought to the attention of the Tribunal and may be taken into account by the Tribunal when allocating the costs of the arbitration as between the parties.~~

~~(iv)~~	~~The mediation shall not affect the right of either party to seek such relief or take such steps as if considers necessary to protect its interest.~~
~~(v)~~
~~either party may advise the Tribunal that they have agreed to mediation. The arbitration procedure shall continue during the conduct of the mediation but the  Tribunal may take the mediation timetable into account when setting the timetable for steps in the arbitration.~~

~~(vi)~~	~~Unless otherwise agreed or specified in the mediation terms, each party shall bear its own costs incurred in the mediation and the parties shall share equally the mediator's costs and expenses.~~
~~(vii) The mediation process shall be without prejudice and confidential and no information or documents disclosed during it shall be revealed to the Tribunal except to the extent that they are disclosable under the law and procedure governing the arbitration.~~
(Note: The parties should be aware that the mediation process may not necessarily interrupt time limits.)
(e)	If Box 35 in Part I is not appropriately filled in, sub-clause 30(a) of this Clause shall apply. Sub-clause 30(d) shall apply in all cases.
*)	Sub-clauses 30(a), 30(b) and 30(c) are alternatives; indicate alternative agreed in Box 35.
31.	Notices See Clause 34
~~(a) Any notice to be given by either party to the other party shall be in writing and may be sent by fax, telex, registered or recorded mail or by personal service.~~
~~(b) The address of the Parties for service of such communication shall be as stated in Boxes 4 and 4 respectively.~~
This document is a computer generated BARECON 2001 form printed by authority of BIMCO.  Any insertion or deletion to the form must be clearly visible.  In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply.  BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and this computer generated document.

OPTIONAL PART

“BARECON 2001” Standard Bareboat Charter”
Part III
PROVISIONS TO APPLY FOR NEWBUILDING VESSELS ONLY
(Optional, only to apply if expressly agreed and stated in Box 37)
~~1. Specifications and Building Contract~~
~~(a) The Vessel shall be constructed in accordance with the Building Contract (hereafter called “The Building Contract”) as annexed to this Charter, made between the Builders and the Owners and in accordance with the specifications and plans annexed thereto, such Building Contract, specifications and plans having been countersigned as approved by the Charterers.~~
~~(b) No change shall be made in the Building Contract or in the specification or plans of the Vessel as approved by the Charterers as aforesaid, without the Charterers’ consent.~~
~~(c) The Charterers shall have the right to send their representative to the Builders’ Yard to inspect the Vessel during the course of her construction to satisfy themselves that construction is in accordance with such approved specifications and plans as referred to under sub clause (a) of this Clause.~~
~~(d) The Vessel shall be built in accordance with the Building Contract and shall be of the description set out therein.  Subject to the provisions of sub clause 2(c)(ii) hereunder, the Charterers shall be bound to accept the Vessel from the Owners, completed and constructed in accordance with the Building Contract, on the date of delivery by the Builders.  The Charterers undertake that having accepted the Vessel they will not thereafter raise any claims against the Owners in respect of the Vessel’s performance or specification or defects, if any.  Nevertheless, in respect of any repairs, replacements or defects which appear within the first 12 months from delivery by the Builders, the Owners shall endeavour to compel the Builders to repair, replace or remedy any defects or to recover from the Builders any expenditure incurred in carrying out such repairs, replacements or remedies.  However, the Owners’ liability to the Charterers shall be limited to the extent the Owners have a valid claim against the Builders under the guarantee clause of the Building Contract (a copy whereof has been supplied to the Charterers).  The Charterers shall be bound to accept such sums as the Owners are reasonably able to recover under this Clause and shall make no further claim on the Owners for the difference between the amount(s) so recovered and the actual expenditure on repairs, replacement or remedying defects or for any loss of time incurred.  Any liquidated damages for physical defects or deficiencies shall accrue to the account of the party stated in Box 41(a) or if not filled in shall be shared equally between the parties.  The costs of pursuing a claim or claims against the Builders under this Clause (including any liability to the Builders) shall be borne by the party stated in Box 41(b) or if not filled in shall be shared equally between the parties.~~
~~2. Time of Place of Delivery~~
~~(a) Subject to the Vessel having completed her acceptance trials including trials of cargo equipment in accordance with the Building Contract and specifications to the satisfaction of the Charterers, the Owners shall give and the Charterers shall take delivery of the Vessel afloat when ready for delivery and properly documented at the Builders’ Yard or some other safe and readily accessible dock, wharf or place as may be agreed between the parties hereto and the builders.  Under the Building Contract the Builders have estimated that the Vessel will be ready for delivery to the Owners as therein provided but the delivery date for the purpose of this Charter shall be the date when the Vessel is in fact ready for delivery by the Builders after completion of trials whether that be before or after as indicated in the Building Contract.  The Charterers shall not be entitled to refuse acceptance of delivery of the Vessel and upon and after such acceptance, subject to Clause 1(d), the Charterers shall not be entitled to make any claim against the Owners in respect of any conditions, representations or warranties, whether express or implied, as to the seaworthiness of the Vessel or in respect of delay in delivery.~~
~~(b) If for any reason other than a default by the Owners under the Building Contract, the Builders become entitled under that Contract not to deliver the Vessel to the Owners, the Owners shall upon giving the Charterers written notice of Builders becoming so entitled, be excused from giving delivery of the Vessel to the Charterers and upon receipt of such notice by the Charterers this Charter shall cease to have effect.~~
~~(c) If for any reason the Owners become entitled under the Building Contract to reject the Vessel the Owners shall, before exercising such right of rejection, consult the Charterers and thereupon~~
~~(i)  if the Charterers do not wish to take delivery of the Vessel they shall inform the Owners within seven (7) running days by notice in writing and upon receipt by the Owners of such notice this Charter shall cease to have effect; or~~
~~(ii)  if the Charterers wish to take delivery of the Vessel they may by notice in writing within (7) running days require the Owners to negotiate with the Builders as to the terms on which delivery should be taken and/or refrain from exercising their right to rejection and upon receipt of such notice the Owners shall commence such negotiations and/or take delivery of the Vessel from the Builders and deliver her to the Charterers;~~
~~(iii) in no circumstances shall the Charterers be entitled to reject the Vessel unless the Owners are able to reject the Vessel from the Builders;~~
~~(iv)  if this Charter terminates under sub-clause (b) or (c) of this Clause, the Owners shall thereafter not be liable to the Charterers for any claim under or arising out of this Charter or its termination.~~
~~(d) Any liquidated damages for delay in delivery under the Building Contract and any costs incurred in pursuing a claim therefor shall accrue to the account of the party stated in~~ Box 41(c) ~~or if not filled in shall be shared equally between the parties.~~
~~3. Guarantee Works~~
~~If not otherwise agreed, the Owners authorize the Charterers to arrange for the guarantee works to be performed in accordance with the building contract terms, and hire to continue during the period of guarantee works.  The Charterers have to advise the Owners about the performance to the extent the Owners may request.~~
~~4. Name of Vessel~~
~~The name of the Vessel shall be mutually agreed between the Owners and the Charterers and the Vessel shall be painted in the colours, display the funnel insignia and fly the house flag as required by the Charterers.~~
~~5. Survey on Redelivery~~
~~The Owners and the Charterers shall appoint surveyors for the purpose of determining and agreeing in writing the condition of the Vessel at the time of re-delivery.  Without prejudice to Clause 15(Part II), the Charterers shall bear all survey expenses and all other costs, if any, including the cost of docking and undocking, if required, as well as all repair costs incurred.  The Charterers shall also bear all loss of time spent in connection with any docking and undocking as well as repairs, which shall be paid at the rate of hire per day or pro rata.~~
This document is a computer generated BARECON 2001 form printed by authority of BIMCO.  Any insertion or deletion to the form must be clearly visible.  In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply.  BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and this computer generated document.

OPTIONAL PART
“BARECON 2001” Standard Bareboat Charter”
Part IV
HIRE/PURCHASE AGREEMENT
(Optional, only to apply if expressly agreed and stated in Box 42)
~~On expiration of this Charter and provided the Charterers have fulfilled their obligations according to Part I and II as well as Part III, if applicable, it is agreed, that on payment of the final payment of hire as per~~ Clause 11 ~~the Charterers have purchased the Vessel with everything belonging to her and the Vessel is fully paid for.~~
~~In the following paragraphs the Owners are referred to as the Sellers and the Charterers as the Buyers.~~
~~The Vessel shall be delivered by the Sellers and taken over by the Buyers on expiration of the Charter.~~
~~The Sellers guarantee that the Vessel, at the time of delivery, is free from all encumbrances and maritime liens or any debts whatsoever other than those arising from anything done or not done by the Buyers or any existing mortgage agreed not to be paid off by the time of delivery.  Should any claims, which have been incurred prior to the time of delivery be made against the Vessel, the Sellers hereby undertake to indemnify the Buyers against all consequences of such claims to the extent it can be proved that the Sellers are responsible for such claims.  Any taxes, notarial, consular and other charges and expenses connected with the purchase and registration under Buyers’ flag, shall be for Buyers’ account.  Any taxes, consular and other charges and expenses connected with closing of the Seller’s register, shall be for Seller’s account.~~
~~In exchange for payment of the last month’s hire instalment the Sellers shall furnish the Buyers with a Bill of Sale duly attested and legalized, together with a certificate setting out the registered encumbrances, if any.  On delivery of the Vessel the Sellers shall provide for deletion of the Vessel from the Ship’s Register and deliver a certificate of deletion to the Buyers.  The Sellers shall, at the time of delivery, hand to the Buyers all classification certificates (for hull, engines, anchors, chains, etc.), as well as all plans which may be in Seller’s possession.~~
~~The Wireless Installation and Nautical Instruments, unless on hire, shall be included in the sale without any extra payment.~~
~~The Vessel with everything belonging to her shall be at Seller’s risk and expense until she is delivered to the Buyers, subject to the conditions of this Contract and the Vessel with everything belonging to her shall be delivered and taken over as she is at the time of delivery, after which the Sellers shall have no responsibility for possible faults or deficiencies of any description.~~
~~The Buyers undertake to pay for the repatriation of the Master, officers and other personnel if appointed by the Sellers to the port where the Vessel entered the Bareboat Charter as per~~ Clause 3 ~~(Part II) or to pay the equivalent cost for their journey to any other place.~~
This document is a computer generated BARECON 2001 form printed by authority of BIMCO.  Any insertion or deletion to the form must be clearly visible.  In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply.  BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and this computer generated document.

OPTIONAL PART
“BARECON 2001” Standard Bareboat Charter”
Part V
PROVISIONS TO APPLY FOR VESSELS REGISTERED IN A BAREBOAT CHARTER REGISTRY
(Optional, only to apply if expressly agreed and stated in Box 43)
~~1. Definitions~~
~~For the purpose of this Part V, the following terms shall have the meanings hereby assigned to them:~~
“The Bareboat Charter Registry” ~~shall mean the registry of the State whose flag the Vessel will fly and in which the Charterers are registered as the bareboat charterers during the period of the Bareboat Charter.~~
“The Underlying Registry” ~~shall mean the registry of the state in which the Owners of the Vessel are registered as Owners and to which jurisdiction and control of the Vessel will revert upon termination of the Bareboat Charter Registration.~~
~~2. Mortgage~~
~~The Vessel chartered under this Charter is financed by a mortgage and the provisions of Clause 12(b) (Part II) shall apply.~~
~~3. Termination of Charter by Default~~
~~If the Vessel chartered under this Charter is registered in a Bareboat Charter Registry as stated in Box 44, and if the Owners shall default in the payment of any amounts due under the mortgage(s) specified in Box 28, the Charterers shall, if so required by the mortgagee, directed the Owners to re-register the Vessel in the Underlying Registry as shown in Box 45.~~
~~In the event of the Vessel being deleted from the Bareboat Charter Registry as stated in Box 44, due to a default by the Owners in the payment of any amounts due under the mortgage(s), the Charterers shall have the right to terminate this Charter forthwith and without prejudice to any other claim they may have against Owners under this Charter.~~

This document is a computer generated BARECON 2001 form printed by authority of BIMCO.  Any insertion or deletion to the form must be clearly visible.  In the event of any modification made to the pre-printed text of this document which is not clearly visible, the text of the original BIMCO approved document shall apply.  BIMCO assumes no responsibility for any loss, damage or expense as a result of discrepancies between the original BIMCO approved document and this computer generated document.

ADDITIONAL CLAUSES TO BARECON 2001 DATED 19th NOVEMBER 2018
CLAUSE 32- DEFINITIONS
“Actual Delivery Date” means the date when the Vessel is in fact delivered by the Owners to the Charterers pursuant to the Charter.
“Advance Charterhire” means the advance charterhire amount specified in Schedule 1.
“Business Day” means a day on which banks are open for business in the principal business centres of London, New York and Athens.
“Charter Guarantee” means the guarantee of the Charter Guarantor contained in this Charter.
“Charter Guarantor” means Dryships Inc. of Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960.
“Charterhire” means each of, as the context may require, all of the quarterly instalments of hire payable hereunder comprising in each case:
(i)	a component of Charterhire A; and
(ii)	a component of Charterhire B.
“Charterhire A” means, in relation to a Payment Date, the fixed charterhire in accordance with the table set out in Schedule 1 (Payment Dates and Fixed Charterhire) as may be adjusted from time to time in accordance with clause 36 of this Charter.
“Charterhire B” means, in relation to a Payment Date, the interest component calculated in accordance with the terms of clause 8 of the KFW Facility Agreement, to accrue from the Actual Delivery Date onwards and for the duration of the Charter Period.
“Charter Period” has the meaning given to it in Clause 33 of this Charter.
“Classification Society” means ABS or any classification society notified by the Charterers to the Owners which is a member of the International Association of Classification Societies.
“Facility Agreements” means (a) a facility agreement dated 30 September 2016 as amended by a Supplemental Agreement dated 22 September 2017 and as further amended and supplemented by a Second Supplemental Agreement dated 9 October 2018 and entered into between inter alios (i) the Owners, Corysia Owning Company Limited and Harpina Owning Company Limited as joint and several borrowers, (ii) the banks and financial institutions listed therein as lenders (the “KFW Lenders”), (iii) KFW IPEX- Bank GmbH as arranger, agent and security agent, (iv) KFW IPEX- Bank GmbH as hedging provider and (v) Capeships Inc., Holdships Inc. as guarantors and (vi) Melite Owning Company Limited as collateral owner pursuant to which the lenders have agreed to make available and have made available to the Borrowers, jointly and severally, a loan of up to Eighty two million seven hundred and sixty two thousand five hundred Dollars ($82,762,500) (the “KFW Facility Agreement”) and (b) a facility agreement dated 6 October 2016 as amended and supplemented by a Supplemental Agreement dated 27 March 2017 and as further amended and supplemented by a Second Supplemental Agreement dated 22 September 2017 and entered into between inter alios (i) Melite Owning Company Limited as borrower, (the “Borrower”) (ii) Dekabank Deutsche Girozentrale as arranger, agent and security agent and the financial institutions listed therein as lenders (the “DEKA Lenders”, together with the KFW Lenders the “Lenders”) (iii) Capeships Inc., the Owners, Harpina Owning Company Limited and Corysia Owning Company Limited

as guarantors, pursuant to the terms of which the lenders have agreed to make available and have made available to the Borrower a facility of up to Thirty Eight Million Eight Hundred and Fifty Thousand Dollars ($38,850,000) (the “DEKA Facility Agreement”, together with the KFW Facility Agreement the “Facility Agreements”).
“Financial Instruments” means the first and second priority mortgages, deed of covenants, the general assignments or such other financial security instruments granted to the Owners’ Lenders as security for the obligations of the Owners in relation to the Facility Agreements.
“Flag State” means the Malta, Marshall Islands, Liberia, Cyprus, Greece or the Cayman Islands or any other flag state approved by the Owners and the Mortgagees.
“Mortgagees” means (i) KFW IPEX- BANK GmbH of Palmengartenstrasse 5-9, D-60325, Frankfurt am Main, Germany and (ii) DEKABANK DEUTSCHE GIROZENTRALE of Mainzer Landstrasse 16, 60325 Frankfurt am Main, Germany.
“Payment Date” means each of the dates upon which Charterhire is to be paid by the Charterers to the Owners pursuant to clause 34.
“Permitted Security Interests” means:
(a)	Security Interests created by a Financial Instrument; and
(b)	other Security Interests permitted under the Facility Agreement or the Financial Instruments.
“Purchase Obligation” means the purchase obligation referred to in Clause 38.
“Purchase Obligation Date” means the date on which the Owners shall transfer the legal and beneficial interest in the Vessel to the Charterers, and the Charterers shall purchase the Vessel, being the date falling on the last day of the Charter Period.
“Purchase Obligation Price” means an amount equal to USD 5,400,000 (United States Dollars Five Million Four Hundred Thousand) as may be adjusted from time to time in accordance with clause 36 of this Charter.
“Security Interest” means a mortgage, charge (whether fixed or floating) or pledge, any maritime or other lien, assignment, hypothecation or any other security interest of any kind or any other agreement or arrangement having the effect of conferring a security interest;
“Total Loss” means:
(a)	actual, constructive, compromised or arranged total loss of the Vessel;
(b)	requisition for title, confiscation or other compulsory acquisition by a government entity; or
(c)	hijacking, piracy, theft, condemnation, capture, seizure, arrest or detention for more than 30 days.
CLAUSE 33 - CHARTER PERIOD
The period of chartering of the Vessel under this Charter shall commence on the Actual Delivery Date and terminate on the Final Repayment Date in respect of Advance C as defined in the KFW Facility Agreement unless otherwise terminated in accordance with the terms hereof.
CLAUSE 34 - CHARTERHIRE

34.1
In consideration of the Owners agreeing to charter the Vessel to the Charterers under this Charter at the request of the Charterers, the Charterers hereby irrevocably and unconditionally agree to pay to the Owners, the Charterhire, the Advance Charterhire and the Purchase Obligation Price.

34.2
The Charterers shall pay the Advance Charterhire to the Owners on the Actual Delivery Date which amount shall be non-refundable under all circumstances and no interest shall accrue on the Advance Charterhire.

34.3
Subject to the terms of this Clause 34, the Charterers shall pay the Charterhire quarterly in arrears in 40 consecutive instalments to the Owners under this Charter. The payment dates will be 5 days prior to the Payment Dates, as same are specified in Schedule 1 (Payment Dates and Fixed Charterhire), or any other date as may be mutually agreed between the Charterers and the Owners.

34.4	Time of payment of the Charterhire, the Advance Charterhire and other payments by the Charterers shall be of the essence of this Charter.
34.5	All payments of the Charterhire, the Advance Charterhire, the Purchase Obligation Price and any other amounts payable under the Charter shall be made in Dollars.
34.6
All Charterhire and any moneys payable hereunder shall be payable by the Charterers to the Owners to such account as the Owners may notify the Charterers in writing. Payment of the Charterhire and the Advance Charterhire and other moneys hereunder shall be at the Charterers’ risk until receipt by the Owners.

34.7	All stamp duty, value added tax, withholding or other taxes and import and export duties and all other similar types of charges which may be levied or assessed on or in connection with:
(a)	the operation of this Charter in respect of the hire and all other payments to be made pursuant to this Charter and the remittance thereof to the Owners; and
(b)
the import, export, purchase, delivery and re-delivery of the Vessel, shall be borne by the Charterers. The Charterers shall pay, if applicable, value added tax and other similar tax levied on any Charterhire and Advance Charterhire and other payments payable under this Charter by addition to, and at the time of payment of, such amounts.

34.8
If the Charterers fail to make any payment due under this Charter on the due date, they shall pay interest on such late payment at the default rate of two per cent. (2%) per annum plus the Interest Rate from the date on which such payment became due until the date of payment thereof.

34.9
All default interest and any other payments under this Charter which are of an annual or periodic nature shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a 360 day year.

34.10	Any payment which is due to be made on a day which is not a Business Day, shall be made on the preceding Business Day in the same calendar month.
CLAUSE 35 - QUIET ENJOYMENT
35.1
Provided that the Charterers do not breach any terms of this Charter, the Owners hereby agree: (i) not to disturb or interfere or do or cause any person claiming on behalf of the Owners to disturb or interfere with the Charterers’ lawful use, possession and quiet enjoyment of the Vessel during the Charter Period (including its full, quiet and unfettered use, possession and employment of the Vessel subject to the terms of this Charter); and (ii) without limiting (i), not to take any steps to wind up, liquidate or place in administration or receivership of the Owners or commence or continue any analogous proceedings in any jurisdiction in respect of the Owners.
CLAUSE 36- SECURITY SHORTFALL
If at any time a prepayment is required to be made as provided in clause 25.12 of the KFW Facility Agreement, then such prepayment of the loan pursuant to clause 25.12 (a) (ii) of the KFW Facility Agreement shall be made by the Charterers. In such event the Charterhire A and/or the Purchase Obligation Price shall be adjusted pursuant to clause 25.12 (b) of the KFW Facility Agreement.
CLAUSE 37- NOTICES
Any notice, certificate, demand or other communication to be served, given made or sent under or in relation to this Charter shall be in English and in writing and (without prejudice to any other valid method or giving making or sending the same) shall be deemed sufficiently given or made or sent if sent by registered post, fax or by email to the following respective addresses:
(A)	to the Owners:
c/o TMS DRY LTD. Address: Athens Licensed Shipping Office 11 Fragkokklisias Street, GR 151 25, Marousi, Athens, Greece Email: management@tms-dry.com

(B)	to the Charterers:
c/o DRYSHIPS MANAGEMENT SERVICES INC. Address: Athens Licensed Shipping Office 109 Kifisias Avenue and Sina Street GR 151 24, Marousi, Athens, Greece Email: management@dryships.com

(C)	to the Charterers’ Guarantor:
c/o DRYSHIPS MANAGEMENT SERVICES INC. Address: Athens Licensed Shipping Office 109 Kifisias Avenue and Sina Street GR 151 24, Marousi, Athens, Greece Email: management@dryships.com or, if a party hereto changes its address or fax number, to such other address or fax number as that party may notify to the other.
CLAUSE 38- PURCHASE OBLIGATION
Subject to other provisions of this Charter, in consideration of the Owners entering into this Charter, the Charterers shall, on the last day of the Charter Period, be obliged to purchase from the Owners all of the Owners’ beneficial and legal right, title and interest in the Vessel and all belonging to her and the Owners and the Charterers shall perform their obligations referred to in Clause 39 and the Charterer shall pay the Purchase Obligation Price on the Purchase Obligation Date unless this Charter is terminated before the natural expiration of this Charter or the Owners and the Charterers agree otherwise.

CLAUSE 39- SALE OF THE VESSEL BY PURCHASE OBLIGATION
Completion of the performance of the Purchase Obligation shall take place on the Purchase Obligation Date, whereupon the Owners will sell to the Charterers (or their nominee), and the Charterers (or their nominee) will purchase from the Owners, all the legal and beneficial interest and title in the Vessel, for the Purchase Obligation Price on an “as is where is” basis and on the following terms and conditions:
(i)	the Vessel shall be free from any registered mortgages incurred by the Owners;
(ii)
the Purchase Obligation Price, shall be paid by (or on behalf of) the Charterers to the Owners on the Purchase Obligation Date, together with unpaid amounts of Charterhire and other moneys owing by or accrued or due from the Charterers under this Charter on or prior to the Purchase Obligation Date which remain unpaid; and

(iii)
concurrently with the Owners receiving irrevocable payment of the Purchase Obligation Price and all other moneys payable under this Charter in full pursuant to the terms of this Charter, the Owners shall transfer the legal and beneficial ownership of the Vessel on an “as is where is” basis to the Charterers or their nominees and shall (at Charterers’ cost) execute a bill of sale and a protocol of delivery and acceptance evidencing the same and any other document strictly necessary to transfer the title of the Vessel to the Charterers (and to the extent required for such purposes, the Vessel shall be deemed first to have been redelivered to the Owners).

CLAUSE 40-NO SET-OFF OR TAX DEDUCTION
40.1	All Cha1terhire, Advance Charterhire or payment of the Purchase Obligation Price and any other payment made from the Charterers shall be paid punctually:
(a)	without any form of set-off, cross-claim or condition; and
(b)	free and clear of any tax deduction or withholding unless required by law.
40.2	If the Owners are required by law to make a tax deduction from any payment:
(a)	the Owners shall notify the Charterers as soon as they become aware of the requirement; and
(b)
the amount due in respect of the payment shall be increased by the amount necessary to ensure that the Owners receive and retain (free from any liability relating to the tax deduction) a net amount which, after the tax deduction, is equal to the full amount which they would otherwise have received.

CLAUSE 41 -CHARTER GUARANTEE
41.1
In consideration of the Owners agreeing to charter the Vessel to the Charterers and accepting this Charter Guarantee as security for the payment by the Charterers of sums due under this Charter, and subject only to Sub-clause 41.2 below, the Charter Guarantor hereby irrevocably and unconditionally guarantees to the Owners the punctual performance by the Charterers of all Charterers’ obligations under this Charter and to pay any amount due by the Charterers under this Charter within thirty (30) days following service by the Owners of a relevant demand accompanied by relevant documented proof of such amount due.
41.2.
If within fifteen (15) banking days after receipt of the above mentioned demand the Charter Guarantor receives (i) a written notice from the Charterers stating that they dispute the Owners’ claim and (ii) evidence that the matter has been referred to court of arbitration (as may be applicable), the Charter Guarantor shall not be obliged to make any payment under this Charter Guarantee until the latest of thirty (30) days after the dispute has been finally determined, and in any case following the exhaustion of any appeal process therefrom.

41.3	This Charter Guarantee is a continuing guarantee and will extend to the full completion of all Charterers’ obligations under this Charter.
CLAUSE 42- MISCELLANEOUS
42.1
The Charterers waive any rights of sovereign immunity which they or any of their properties may enjoy in any jurisdiction and subjects itself to civil and commercial law with respect to their obligations under this Charter.

42.2	No term of this Charter is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not party to this Charter.
42.3	This Charter may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Charter, as the case may be.
42.4
These additional clauses shall be read together with the BARECON 2001 to constitute this Charter as a single instrument. However, in case of any conflict between these additional clauses and the BARECON 2001, the terms of these additional clauses shall prevail.

42.5
The parties hereto agree to keep the terms and conditions of this Charter (the “Confidential Information”) strictly confidential, provided that such party may disclose Confidential Information in the following cases:

(a)	as required in order to comply with statutory requirements for stock listed companies;
(a)	it is already known to the public or becomes available to the public other than through the act or omission of the disclosing patty;
(b)	with the prior written consent of all parties hereto.
[Signature page follows]

/s/ Dimitrios Glynos
PLIADES OWNING COMPANY LIMITED
Name: Dimitrios Glynos
Title: Attorney-in-fact

/s/ Dimitrios Dreliozis
LUCINA MARINE INC.
Name: Dimitrios Dreliozis
Title: Attorney-in -fact

/s/ Dimitrios Dreliozis
DRYSHIPS INC.
Name: Dimitrios Dreliozis
Title: Vice President -Finance

SCHEDULE 1
PAYMENT DATES AND FIXED CHARTERHIRE
	Payment Date	m/v Pink Sands
	Actual Delivery Date	$32,600,000 (the “Advance Charterhire”)
1	14-Jan-19	$450,000
2	14-Apr-19	$450,000
3	14-Jul-19	$450,000
4 4	14-Oct-19	$450,000 $450,000
5	14-Jan-20	$450,000
6	14-Apr-20	$450,000
7	14-Jul-20	$450,000
8	14-Oct-20	$450,000
9	14-Jan-21	$450,000
10	14-Apr-21	$450,000
11	14-Jul-21	$450,000
12	14-Oct-21	$450,000
13	14-Jan-22	$450,000
14	14-Apr-22	$450,000
15	14-Jul-22	$450,000
16	14-Oct-22	$450,000
17	14-Jan-23	$450,000
18	14-Apr-23	$450,000
19	14-Jul-23	$450,000
20	14-Oct-23	$450,000
21	14-Jan-24	$450,000
22	14-Apr-24	$450,000
23	14-Jul-24	$450,000
24	14-Oct-24	$450,000
25	14-Jan-25	$450,000
26	14-Apr-25	$450,000
27	14-Jul-25	$450,000
28	14-Oct-25	$450,000
29	14-Jan-26	$450,000
30	14-Apr-26	$450,000
31	14-Jul-26	$450,000
32	14-Oct-26	$450,000
33	14-Jan-27	$450,000
34	14-Apr-27	$450,000
35	14-Jul-27	$450,000

36	14-Oct-27	$450,000
37	14-Jan-28	$450,000
38	14-Apr-28	$450,000
39	14-Jul-28	$450,000
40	14-Oct-28	$450,000
41	14-Jul-28	$5,400,000 (the “Purchase Obligation Price”)